Exhibit 21.1

Zix Corporation

Subsidiary List

AppRiver AG, a Switzerland corporation

AppRiver AG Spain, a Spain corporation

AppRiver Canada ULC, a Nova Scotia corporation

AppRiver, LLC, a Florida Limited Liability corporation

AppRiver Parent, LLC, a Delaware Limited Liability corporation

AppRiver UK Ltd., a United Kingdom corporation

ARM Research Labs, LLC, a Florida Limited Liability corporation

CM2.com, Inc. d/b/a Erado, a Washington corporation

Greenview Data, Inc., a Michigan corporation

Total Defense, LLC, a Delaware Limited Liability corporation

ZixCorp Global, Inc., a Delaware corporation

ZixCorp Systems, Inc., a Delaware corporation